Texas Mineral Resources Corp. 10-K

Exhibit 10.17

AMENDED AND RESTATED OPTION AGREEMENT

BETWEEN

TEXAS MINERAL RESOURCES CORP.,

AND

USA RARE EARTH, LLC

DATED: AUGUST-23, 2019

THIS AMENDED AND RESTATED OPTION AGREEMENT (this “Agreement”) made effective as of the 23 day of August 2019 between Texas Mineral Resources Corp., a Delaware corporation (the “Texas Mineral Resources”), and USA Rare Earth, LLC, a Delaware limited liability company (“USA Rare Earth”).

RECITALS:

A.

Texas Mineral Resources is the sole holder of Round Top Rare Earth project in Hudspeth County, Texas, as more fully set forth in Exhibit A attached hereto (the “Concession”).

B.

Texas Mineral Resources and Morzev Pty Ltd (“Morzev”) entered into that certain Option Agreement dated August 28, 2018, as modified by that certain Variation of Option Agreement between Texas Mineral Resources and Morzev dated October 9, 2018 (the “Variation”), and amended by that certain First Amendment to Option Agreement among Texas Mineral Resources, Morzev, and USA Rare Earth dated July 31, 2019 (as modified and amended, the “Original Option Agreement”).

C.

Under the Original Option Agreement, Texas Mineral Resources granted Morzev an exclusive option to earn a seventy percent (70%) interest. increasable to an eighty percent (80%) interest, in the Round Top Rare Earth project from Texas Mineral Resources (the “Option”), and as evidenced in the Variation, Morzev exercised its option.

D.

Pursuant to the terms of the Original Option Agreement, Morzev nominated USA Rare Earth as the optionee under the Original Option Agreement as evidenced by that certain letter executed by Pini Althaus dated July 16, 2019, and USA Rare Earth became a party to Original Option Agreement as a result thereat:

E.

Texas Mineral Resources and USA Rare Earth desire to amend and restate the terms of the Original Option Agreement, among other reasons, to modify certain terms related to the Option and to serve as a definitive agreement governing the rights and obligations of the parties.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Texas Mineral Resources and USA Rare Earth agree as follows:

Article 1

Definitions

1.01       Definitions. In this Agreement unless the context otherwise requires, the following words and terms set forth in this Article l shall have the meanings respectively assigned to them:

(a)

“$” or “dollar” means the currency of the United States of America.

(b)

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “controls,” “is controlled by” or ‘‘under common control with” means (i} the direct or indirect ownership of in excess of fifty percent (50%) of the equity interests (or interests convertible into or otherwise exchangeable for equity interests) in a Person, or (ii) possession of the direct or indirect right to vote in excess of fifty percent (50%) of the voting securities or elect in excess of fifty percent (50%) of the board of directors or other governing body of a Person.

(c)

“Agreement” means this agreement and all amendments made hereto in accordance with the provisions hereof

(d)

“Area of Interest” means the area within a distance of two (2) miles from the external perimeter of the property that is subject to the Concession, as the property subject to the Concession existed at the Effective Date.

(e)

[Reserved].

(f)

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Wilmington, Delaware and New York, New York are authorized or required by law to remain dosed.

(g)

“Concession” means, as reflected on Exhibit A l, the area enclosed by Texas Mineral Resources option to purchase the surface from the Texas General Land office and the area enclosed by the Water Lease purchased from the Texas General Land Office. All Surface acreage owned by Texas Minerals Resources and surface leases owned by Texas Mineral Resources within this area are included in the Concession.

(h)

“Effective Date” means August 28th, 2018 (being, the date of execution of the Original Option Agreement).

(i)

“Encumbrance” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

(j)

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediment’>, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

(k)

“Environmental Laws” means any law that requires or relates to:

(i)	advising appropriate authorities, employees, and the public of intended or actual releases of pollutants, hazardous substances or hazardous materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(ii)	preventing or reducing to acceptable levels the release of pollutants, hazardous substances or hazardous materials into the Environment;

(iii)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes or hazardous materials that are generated;

(iv)	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of

(v)	protecting resources, species, or ecological amenities;

(vi)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances or hazardous materials, pollutants, oil, or other potentially harmful substances;

(vii)	cleaning up pollutants or hazardous materials that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(viii)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment. or permitting self- appointed representatives of the public interest to recover for injuries done to public assets.

(l)

“Expenditures” means all costs, expenses and charges, direct or indirect, of, or incidental to, the Mining Operations.

(m)

“Force Majeure Event” means any act, event or cause (other than lack of funds) which is beyond the reasonable control of the Party concerned, including:

(i)	acts of God, including storms or cyclones, action of the elements, fire, epidemics, landslides, earthquakes, floods, road closures due to washouts or impassability and natural disaster;

(ii)	strikes, stoppages, restraints of labour, or other industrial disturbances;

(iii)	acts of the public enemy, including wars which are either declared or undeclared, blockades, invasions and insurrections;

(iv)	acts or threats of terrorism, rebellion, riots or civil commotion;

(v)	riots, malicious damage, sabotage and civil disturbance;

(vi)	accident (including accidental emissions of pollutants or hazardous substances), fire, explosion, radioactive contamination and toxic or dangerous chemical contamination;

(vii)	the adverse application of any laws or enforcement actions of any court or government agency not resulting from any wrongful act or omission of the affected Party;

(viii) the refusal of or delay in obtaining any necessary consents from any government agency, provided that the affected Party has acted in a timely manner in endeavoring to secure them;

(ix)	the catastrophic failure of: or the breakdown of or accident to, plant or machinery;

(x)	the breach by any third party supplier of its obligations to supply goods or services to the affected Party, provided that the affected Party has acted in a timely manner in endeavoring to secure such supply, and provided that the affected Party itself is not in breach of any relevant obligation; and

(xi)	any production shutdown or interruption which is validly required or directed by any government agency which is not due to the act or default of the affected Party, and which the affected Party is not reasonably able to prevent or overcome, or the effects of which the affected Party is not reasonably able to predict and take measures to avoid, by the exercise of reasonable technical and commercial diligence and prudence.

(n)

“Investment” means an amount of $140,000 funded by Morzev on November 13, 2018 (the “Investment Date”), for 646,054 common shares of Texas Mineral Resources as contemplated under Section 3.03 of the Original Option Agreement.

(o)

“Mineral Lease” means, as reflected on Exhibit A2, the mineral lease granted to Texas Mineral Resources by the Texas General Land Office.

(p)

“Mining Operations” means every kind of work financed by USA Rare Earth during the Option Period from the Effective Date, in the conduct of exploration and development activities for the benefit of the Concession, including, without limitation the work of de-risking the project (including specifically optimizing the leaching cycle and determining final leach pad design, undertaking the Pilot Plant, and developing the process and procedure to separate and purify other economically important elements from the primary leach solution including but not limited to lithium, aluminum sulfate, hafnium and other fertilizer and industrial products); property maintenance; process development solar evaporation; chemical processing; baseline studies; engineering; assessment, geophysical, geochemical and geological surveys; studies and mapping; investigating, drilling, assaying, prospecting, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals; surveying and bringing any mining claims to lease or patent; reclaiming and all other work usually considered to be prospecting, exploration, development, mining and reclamation work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, license renewal foes, taxes and other governmental charges required to keep the mineral interests comprising the Concession in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating, rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the property subject to the Concession or in any other respect necessary for the due carrying out of the prospecting, exploration and development work or any other expenditure approved the Operating Committee.

(q)

“Option Period” means that period of time commencing on the Effective Date and terminating on the date upon which this Agreement is terminated by the provisions of Article 6.

(r)

“Party” means Texas Mineral Resources or USA Rare Earth and each of their respective successors and permitted assigns.

(s)

“Person” includes a natural person, firm, corporation, company. association, partnership, joint venture, unincorporated syndicate, unincorporated organization, trust, trustee, executive, administrator or other legal representative, governmental instrumentality or any group or combination thereof.

(t)

“Pilot Plant” means a pilot plant demonstration of the CIX/CIC processing of REE, Uranium and Thorium.

1.02       Morzev and USA. Rare Earth. Within the context of and subject to the terms of this Agreement, USA Rare Earth shall be responsible for and receive the benefit of any actions undertaken by Morzev prior to the nomination of USA Rare Earth as optionee under the Original Option Agreement. By way of example and not limitation, phrases such as “work financed by USA Rare Earth during the Option Period” shall include work financed by Morzev under the Original Option Agreement, and any Expenditures made by Morzev would be attributed to and counted as Expenditures by USA Rare Earth.

Article 2

Representations and Warranties

2.01       Representations and Warranties and Covenants.

(a)

Texas Mineral Resources, represents, warrants and covenants to USA Rare Earth as of the date of this Agreement and at all tirnes during the Option Period that:

(i)	Texas Mineral Resources is an entity duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization.

(ii)	Texas Mineral Resources has full power and authority to carry on its business to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

(iii)	This Agreement has been duly authorized, executed and delivered by Texas Mineral Resources and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought.

(iv)

No proceedings are pending for, and Texas Mineral Resources has no Knowledge (defined below) of any basis for the institution of any proceeding leading to, Texas Mineral Resources’ dissolution or winding up or being placed into bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

(v)	There is no contract, option or any other right binding upon Texas Mineral Resources to option, sell, transfer, assign, pledge, charge, mortgage, explore or in any other way option, dispose of or encumber all or part of the mineral interests comprising the Concession other than pursuant to the provisions of this Agreement

(vi)	The execution, delivery and performance of this Agreement by Texas Mineral Resources and the consummation of the transactions herein contemplated will not (i) violate or conflict with any term or provision of any of the articles, by laws or other constating documents of Texas Mineral Resources; (ii) violate or conflict with any term or provision of any order of any court, government or regulatory authority or any law or regulation of any jurisdiction in which Texas Mineral Resources’ business is carried on; or (iii) conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party.

(vii)	Texas Mineral Resources is the sole record and beneficial owner of a 100% undivided interest in the Concession.

(viii)	The Concession and Mineral Lease are each accurately described in Exhibits Al and A2 respectively attached hereto.

(ix)	All taxes, assessments, deposits, rentals, levies or other payments relating to the mineral interests comprising the Mineral Lease, and required to be made to any federal, provincial or municipal governmental instrumentality have been made.

(x)	The mineral interests comprising the Mineral Lease arc free and clear of any and all Encumbrances, agreements, obligations, adverse claims (including, without limitation, any order or judgment relating to such claim or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties, profit interests or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded.

(xi)	There are no actions, suits or proceedings pending, or to Texas Mineral Resources’ Knowledge, threatened, against or materially adversely affecting, or which could materially adversely affect, any or all of the mineral interests comprising the Mineral Lease before or by any federal, provincial, municipal or other governmental authority, department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any Encumbrance or any other right of another against the mineral interests comprising the Mineral Lease,

(xii)	To Texas Mineral Resources’ Knowledge, conditions relating to the Concession respecting all past and current operations thereon are in compliance with all applicable federal, provincial and municipal laws including all Environmental Laws.

(xiii)	The operation of the mineral interests within the the Concession are not subject to any written or verbal operating, management, maintenance or other agreements with any third party.

(xiv)	All required consents from The Texas General Land Office for the sale and transfer the mineral and other interests by Texas Mineral Resources to USA Rare Earth is subject to approval by the Texas Land Commissioner, which shall not be unreasonable withheld.

(xv)	To the best of Texas Mineral Resources’ Knowledge and belief, there arc no environmental liabilities relating to or affecting the mineral interests comprising the Concession, nor are there any circumstances relating to the mineral interests comprising the Concession which may reasonably be expected to give rise to future environmental liabilities.

(xvi)	Any information known or which should be known to Texas Mineral Resources concerning the mineral and other interests comprising the Concession which might reasonably be regarded as material has been disclosed in writing to USA Rare Earth and accurate copies of any document evidencing such matter have been provided to USA Rare Earth, including but not limited to any contract, transaction, arrangement or liability to which Texas Mineral Resources is a party that involves, or is likely to involve, obligations or liabilities that, by reason of their nature or magnitude ought reasonably be made known to an intending joint venture partner of the Concession.

(xvii)	Texas Mineral Resources shall:

(l)	promptly provide USA Rare Earth with any and all notices and correspondence from government or regulatory authorities in respect of the Concession;

(2)	obtain any permits or licenses required by authorities in The State of Texas;

(3)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of USA Rare Earth hereunder;

(4)	use commercially reasonable efforts to comply with all reasonable requests for due diligence materials and provide USA Rare Earth with the requested materials as soon a practicable following the request; and

(5)	maintain its corporate existence.

(b)

USA Rare Earth represents, warrants and covenants to Texas Mineral Resources as of the date of this Agreement and at all times during the Option Period that:

(i)	It is a entity duly organized, validly existing and is in good standing under the laws of its jurisdiction of organization.

(ii)	It has full power and authority to carry on its business to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

(iii)	This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its; terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought.

(iv)	No proceedings are pending for, and USA Rare Earth has no Knowledge of any basis for the institution of any proceeding leading to, its dissolution or wining up or being paced into bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

(v)	The execution, delivery and performance of this Agreement by it, and the consummation of the transactions herein contemplated will not (i) violate or conflict with any term or provision of any of its articles, by laws or other constating documents of USA Rare Earth; (ii) violate or conflict with any term or provision of any order of any court, government or regulatory authority or any law or regulation of any jurisdiction in which its business is carried on; or (iii) conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound.

(vi)	USA Rare Earth shall:

(1)	promptly provide Texas Mineral Resources with any and all notices and correspondence from government or regulatory authorities in respect of the Concession;

(2)	co-operate with Texas Mineral Resources in obtaining any permits or licenses required by authorities in The State of Texas;

(3)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Texas Mine.ml Resources hereunder; and

(4)	maintain its corporate existence.

(c)

The representations and warranties set forth above are conditions on which the Parties have relied in entering into this Agreement.

(d)

A Party (“Indemnifying Party”) shall indemnify and keep indemnified the other Party from and against all loss, damage and costs suffered by the other Party arising in consequence of any of the representatives and warranties and covenants by the Indemnifying Party set out in this Article 3 being fal.se, misleading or incorrect but nothing in this clause is intended to require the Indemnifying Party to be liable for consequential loss, indirect loss or loss of profits of the other Party.

(e)

Where a representation or warranty is given “to the knowledge” of a Party, or “so far as it is aware” or with a similar qualification as to that Parties’ awareness or knowledge (in each case, “Knowledge”), the Party will be deemed to know or be aware of a particular fact, matter or circumstance if the Party:

(i)	is aware of that fact, matter or circumstance on the date the representation or warranty is given; or

(ii)	would reasonably be expected to be aware of that fact, matter or circumstance if, on the date the representation or warranty is given or deemed to be given, the Party had made reasonable enquiries as to the accuracy of such representation or warranty, including enquiries of directors and officers of the Party or its professional advisers.

Article 3

Option to Acquire Interest

3.01       Nature of Option. Subject to USA Rare Earth satisfying the obligations described in Section 3.02, and based upon the representations, warranties and covenants herein contained, USA Rare Earth possesses the Option to earn and acquire a seventy percent (70%) interest, increasable to an eighty percent (80%) interest, in the Round Top Rare Earth project from Texas Mineral Resources by incurring the Expenditures described in Section 3.03 within the periods prescribed by that section (unless otherwise agreed between the parties).

3.02       Consideration.

Texas Mineral Resources and USA Rare Earth acknowledge and agree that good and valuable consideration was received and was sufficient to support the Option under the terms of the Original Option Agreement, as amended and restated in this Agreement.

3.03       Earn In.

(a)

During the Option Period, USA Rare Earth must (unless the Parties otherwise agree in writing):

(i)	Phase l: on or before the date which is the later of (A) the expiration of the 13th month following the Investment Date or (B) 90 days following the day on which the Operating Committee has authorized and directed at least $2,360,000 of Expenditures (the “Phase 1 Deadline”), expend a total amount for the Investment and for Mining Operations on the Concession equal to an aggregate amount of $2.500,000; for the avoidance of doubt, the $140,000 paid by Morzev for the Investment and Expenditures for the Pilot Plant shall count toward the required amounts above;

(ii)	Phase 2: expend a total amount for the Mining Operations on the Concession (including all amounts contemplated in Phase 1 above, including the Investment) equal to an aggregate amount of $10,000,000.

(b)

Upon USA Rare Earth satisfying the minimum Expenditure in Section 3.03(a)(ii) above, each party shall be required to contribute to future Expenditures on the Concession in proportion to their interest in the Concession, and all budgets and timelines shall be determined and agreed by a management committee established between the parties, consisting of two appointees of USA Rare Earth and one appointee of TMRC (any such Expenditure being referred to herein as a “Joint Venture Expenditure”) subject to each of the Parties having the right to elect to dilute its interest in the Concession when a call for funding is made.

(c)

The Parties hereby acknowledge and agree that the seventy percent (70%) interest in the Concession will only be earned by USA Rare Earth if USA Rare Earth has expended the Expenditures described in Section 3.03(a), within the periods prescribed by Section 3.03(a) (unless otherwise agreed by the Parties), and at such time USA Rare Earth’s beneficial interest in the Concession will immediately increase to 70% and Texas Mineral Resources’ interest in the Concession will immediately reduce to 30% and the Parties agree to do everything reasonably necessary and within their respective powers to register and effect the change in the interest in the Concession.

(d)

[Reserved].

(e)

[Reserved].

(f)

Where a party fails to contribute any Joint Venture Expenditure, its interest in the Concession shall be diluted on a proportional basis.

(g)

USA Rare Earth will have the right to lodge a caveat or register a security over the Concession to protect its interests under this Agreement.

(h)

[Reserved].

(i)

USA Rare Earth shall have the option (the “Additional Option”) at any time during the Option Period to acquire from Texas Mineral Resources an additional 10 percent interest (10%) in the Concession by:

(i)	providing written notice to Texas Mineral Resources within 180 days of the completion of a bankable feasibility study (the date of such notice shall be referred to as the “Additional Option Notice Date”) of its intention to exercise the Additional Option; and

(ii)	paying to Texas Mineral Resources on the Additional Option Notice Date, a one-off payment of $3,000,000 by wire transfer of immediately available funds.

(j)

The Parties acknowledge that the Additional Option shall be null and void if USA Rare Earth failed to comply with any of the provisions of Sections 3.02, 3.03(a), and 3.03(b) hereof

(k)

Upon receipt of the $3,000,000 by Texas Mineral Resources on the Additional Option Notice Date, USA Rare Earth will earn the right to acquire from Texas Mineral Resources an additional 10 percent (10%) interest in the Concession, increasing its beneficial ownership of the Concession to eighty percent (80%) and reducing Texas Mineral Resources beneficial ownership of the Concession to twenty percent (20%), and the Parties agree to do everything reasonably necessary and within their respective powers to register and effect the change in the interest in the Concession.

Article 4

Manager; Option Period Rights and Obligations

4.01       Designation. The Parties hereby designate, ratify and affirm USA Rare Earth as the project manager of the Concession to manage, supervise, direct, and control the Mining Operations with respect to the Concession and shall be the operator of the Concession under the laws of the State of Texas and shall have the responsibilities set forth in Section 4.03 hereof.

4.02       USA Rare Earth’s Obligations. Subject to Section 4.03 hereof, USA Rare Earth is obligated during the Option Period:

(a)

to arrange for and carry out the Mining Operations with respect to the Concession;

(b)

(Reserved].

(c)

to keep the mining interests comprising the Concession in good standing by the doing all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(d)

to keep the mining interests in the Concession free and clear of all Encumbrances arising from its operations hereunder (except liens for taxes not yet due);

(e)

to take all actions and incur such expenditures as are required to maintain the title and interest of the Parties in and to the mineral rights comprising the Concession in accordance with this Agreement including, without limitation, the payment of all taxes, royalties, rents, and other amounts required to be paid with respect to the mineral rights comprising the Concession and the performance of all duties required to maintain the interest of the Parties in and to the mineral rights comprising the Concession:

(f)

to permit Texas Mineral Resources and its employees, designated consultants and agents and persons or representatives at their own risk, access to the property subject to the Concession at all reasonable times;

(g)

to deliver copies of all assays and technical reports to Texas Mineral Resources as the same become available and shall permit Texas Mineral Resources or its agents to enter upon the property subject to the Concession at any reasonable time to inspect the workings thereon and all assays, plans, maps, diamond drill cores, records and other data in USA Rare Earth’s possession relating to the work done by it in connection with the Concession; provided that such inspections shall not unreasonably interfere with the work being carried out thereon by USA Rare Earth and shall be at the sole risk of Texas Mineral Resources;

(h)

to submit to Texas Mineral Resources on or before thirty (30) days following the end of each calendar quarter (l) a report disclosing any significant technical data learned or obtained in connection with work in respect of the Concession; (2) a summary report on the Mining Operations completed by or on behalf of USA Rare Earth; and (3) a reasonably detailed statement of Expenditures incurred during such calendar quarter, together with a copy of any report prepared by or on behalf of USA Rare Earth during such period;

(i)

to maintain true and correct books, accounts and records of Expenditures and to make them fully and readily available to Texas Mineral Resources as requested from time to time;

(j)

to conduct all exploration and other operations in connection with the Concession in a good and workmanlike manner in accordance with good mining and engineering practices and in compliance with all applicable laws, regulations and orders; and

(k)

to maintain general liability insurance with respect to its operations in connection with the Concession in reasonable amounts in accordance with acceptable industry practices, but in: any event at the commencement of Mining Operations in amounts of no less than $1,000,000 for personal injury, death or damage to property and provide proof of such insurance naming Texas Mineral Resources as an additional insured within ninety (90) days following the exercising of its Option.

4.03       Texas Mineral Resources and USA Rare Earth’s Obligations.

(a)

Texas Mineral Resources is obligated during the Option Period to provide assistance as necessary to USA Rare Earth in the exploration and development of the Concession, dealing with any and all land right registration and transfer issues, to ensure this Agreement remains in good standing, and are carried out in accordance with its intent.

(b)

At all times following the date hereof, Texas Mineral Resources shall continue to have the sole and absolute responsibility to communicate, interact and deal with, including, without limitation,. for the purposes of filing and obtaining all necessary permits or licenses, any federal, provincial, municipal or other governmental authority, department, court, commission, board, bureau or agency in the State of Texas until such time that USA Rare Earth cams its 70% interest in the Concession.

4.04       Operating Committee.

An Operating Committee will be formed by the Parties to oversee the work programs, budgets and technical aspects of the Concession, with USA Rare Earth appointing two members to the Operating Committee and Texas Mineral Resources appointing one member to the Operating Committee (the “Operating Committee”).

4.05       Resignation, Removal or Change of USA Rare Earth as Project Manager.

(a)

USA Rare Earth shall be deemed to have resigned from its duties and obligations as project manager upon the occurrences of any of the following:

(i)	upon voluntary resignation;

(ii)	USA Rare Earth defaults in any of its obligations pursuant to Sections 3.01, 3.02 and 4.02;

(iii)	by voluntary or involuntary liquidation, insolvency or termination of USA Rare Earth’s corporate existence and

(iv)	by court order.

Upon USA Rare Earth’s resignation as project manager of the Concession pursuant to this Section 4.04 hereof, Texas Mineral Resources shall automatically be appointed the project manager of the Concession to manage, supervise, direct, and control the Mining Operations with respect to the Concession effective as of the date of such resignation.

Article 5

Transfer or Encumbrance of Interest

5.01       Prohibition and Right of Approval. During the Option Period:

(a)

no Party may sell, assign, or transfer all or any part of their interest in this Agreement or the mineral rights comprising the Concession without the prior written consent of the other Party, which will not be unreasonably withheld: and

(b)

no Party shall be entitled to Encumber its interest in this Agreement and or the mineral rights comprising the Concession.

5.02       Exceptions. Section 5.0l(a) shall not apply to the following:

(a)

a transfer by a Party of all or any part of its interest in this Agreement to the other Party, a subsidiary or related body corporate of that Party; or

(b)

a corporate merger, consolidation, amalgamation, plan of arrangement or reorganization of a Party by which the surviving entity shall be subject to all of the liabilities and obligations of the Party hereunder.

5.03       Novation. Right of First Offer. If a Party (in this Article 5, the “Selling Party”), wishes to sell any of its holding or its rights under this Agreement (in this Article 5, the (“Holdings”) other than as contemplated under Section 5.02, then it must, prior to any such transfer, first offer to sell the Holdings to the other Party for a cash consideration and upon such other terms and conditions as the selling Party deems fit (in this Section 5.03, the “Offer”). If the other Party accepts the Offer within the 30-day period following its receipt, then the sale will be concluded no later than 30 days after such acceptance. If the other Party does not accept the Offer within such 30-day period, then the Selling Party will be free to sell the Holdings to a third party at any time after the expiry of such 30-day period and prior to the expiry of the succeeding 90-day period, but only for a cash consideration equal to or greater than the cash consideration stated in the Offer and upon other terms and conditions no less favorable to the Selling Party than those contained in the Offer. If the Selling Party’s transfer of the Holdings to the other Party or to a third party is not concluded prior to the expiry of such 30-day or 90-day period as aforesaid, any subsequent sale by the Selling Party will be subject to the provisions of this Section 5.03.

5.04       Conditions of Sale. As a condition of any transfer other than to another Party, the buyer must covenant and agree to be bound by this Agreement, including this Article 5, and prior to the completion of any such sale, the Selling Party must deliver to the other Party evidence thereof in a form satisfactory to such other Party. Notwithstanding any such sale, the Selling Party will remain liable for all of its obligations hereunder, unless the Holdings have been sold to a third party pursuant to Section 5.03.

5.05       Drag Along. If USA Rare Earth receives a bona fide offer to purchase its interest or Option in the Concession from an unrelated third party, then USA Rare Earth must issue by written notice given to Texas Mineral Resources (a “Drag-Along Notice”) requiring Texas Mineral Resources to sell all (but not part only) of Texas Mineral Resources’ interest in the Concession to the same relevant third party on the same terms and conditions as those contained in the offer notice (provided that USA Rare Earth also sells all (but not part only) of its interest in the Concession to such third party on such same terms and conditions) and upon such Drag-Along Notice being given to Texas Mineral Resources, Texas Mineral Resources shall be obliged to sell its interest to such third party on the same terms and conditions as set out in the offer notice.

5.06       Partial Transfers.

(a)

If the transferring Party transfers less than all of its interests under this Agreement, the transferring Party and its transferee shall act and be treated as one Party and, for such transfer to be effective, the transferring Party must first deliver to the other Party the agreement in writing of the transferring Party and its transferee in favor of the other Party in which:

(i)	as between the transferring Party and the transferee, the one of them who is authorized to act as the sole agent (in this section the “Agent”) on behalf of both of them with respect to all matters pertaining to this Agreement is designated; and

(ii)	the transferring Party and its transferee agree between each other and jointly represent and warrant to other Party that:

(1)	the Agent has the sole authority to act on behalf of, and to bind, the transferring Party and its transferee with respect to all matters pertaining to this Agreement;

(2)	the other Party may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by both the transferring Party and its transferee; and

(3)	all decisions of. notices and other communications from, and failures to respond by, the other Party to the Agent shall be deemed to have been given (or not given) concurrently to the transferring Party and its transferee.

Article 6

Non-Exercise; Termination

6.01       Non-Exercise. The right to exercise the Option (that is, the right to acquire the percentage interest as contemplated herein) shall become null and void and this Agreement shall terminate if:

(a)

USA Rare Earth notifies Texas Mineral Resources in writing at any time of its intention not to exercise the Option;

(b)

USA Rare Earth fails to make the payments to Texas Mineral Resources described in Section 3.02 hereof as scheduled (unless as otherwise agreed between the Parties); or

(c)

USA Rare Earth fails to expend all of the Expenditures described in Section 3.03 hereof as scheduled (unless as otherwise agreed between the Parties) and shall have failed within thirty (30) days after the end of the period in which such Expenditures must be incurred in order to maintain the Option in force and effect either to:

(i)	pay the amount of such deficiency to Texas Mineral Resources; or

(ii)	commit to Texas Mineral Resources to be legally bound to incur Expenditures in the amount of the deficiency within thirty (30) days after the end of such period and thereafter incur such Expenditures within such thirty (30) day period.

6.02       Termination. On the termination of this Agreement in accordance with this Section 6.02:

(a)

the mineral rights comprising the Concession shall be free of all Encumbrances created by or through USA Rare Earth;

(b)

all plant, machinery, equipment and supplies owned by USA Rare Earth and brought and placed upon the property subject to the Concession shall remain USA Rare Earth’s exclusive property and, if this Agreement terminates without USA Rare Earth exercising any part of the Option, shall be removed by USA Rare Earth at any time or times within a period of one (1) month next following the termination of this Agreement; provided that if USA Rare Earth has not removed all such plant, machinery, equipment or supplies within the said one (l) month period, then such plant, machinery, equipment and supplies not so removed thereafter shall at the option of Texas Mineral Resources (i) become the property of Texas Mineral Resources or, (ii) within a further one (1) month be removed by Texas Mineral Resources at USA Rare Earth’s expense. All plant, machinery, equipment and supplies, until it becomes Texas Mineral Resources’ property or is removed from the Concession, shall be the sole responsibility of USA Rare Earth and Texas Mineral Resources shall have no liability with regard thereto;

(c)

USA Rare Earth shall forthwith deliver to Texas Mineral Resources all data and factual and interpretative information generated by USA Rare Earth through its exploration activities with respect to the Concession;

(d)

USA Rare Earth shall forthwith assign to Texas Mineral Resources its interest in any mineral dispositions, mining leases and other mineral interests lying within the Area of Interest and which then comprise part of the Concession, at no cost to Texas Mineral Resources, subject to all Encumbrances, agreements, obligations, royalties, profit interests or other payments in the nature of a rent or royalty, and other interests of whatsoever nature or kind which then exist other than those in favor of USA Rare Earth or any Affiliate;

(e)

USA Rare Earth shall be solely liable for all costs and expenses accrued by USA Rare Earth to third parties as a result of its activities in connection with the Concession on and from the Effective Date, during the Option Period and up to the date of termination of this Agreement;

(f)

USA Rare Earth shall promptly as reasonably possible perform all remaining reclamation, rehabilitation and remediation work required by law, including Environmental Law associated with its activities in connection with Concession on and from the Effective Date, during the Option Period and up to the date of termination of this Agreement; and

(g)

The provisions of Articles 2, 6, 7 and 10 shall survive the termination of this Agreement.

Article 7

Confidentiality

7.01       Covenant. All matters concerning the execution, contents and performance of the Agreement and the Concession shall be treated as and kept confidential by the Parties and shall only be disclosed as provided in this Article 7.

7.02       Disclosure to Satisfy Regulatory Requirements. If any Party or an Affiliate, by reason of any legal requirement or requirement of any regulatory body having jurisdiction over a Party, must disclose any matter concerning the execution or content of this Agreement or the Concession, then the affected Party shall, prior to making any disclosure, forward the text of the disclosure to the other Party. The other Party shall be given the opportunity to make reasonable suggestions for changes therein. The disclosing Party shall consider said suggestions and, to the extent practicable, advise the other Party prior to the disclosure if said suggestions are not to be the incorporated into the disclosure.

7.03       Disclosure to other Parties. Either Patty or an Affiliate may disclose confidential information to:

(a)

public or private financing agencies or institutions;

(b)

consultants, contractors or subcontractors which the Parties may engage; or

(c)

third parties to which a Party contemplates the permitted transfer, assignment, sate, Encumbrance or other disposition of all or part of its interest herein and in the Concession;

provided that in any such case, only such confidential information as such recipient shall have a legitimate business need to know shall be disclosed and further provided that the recipient shall first enter into a written agreement with the Party disclosing the information to protect the confidentiality of such information.

7.04       Free Utilization. Notwithstanding the generality of the foregoing, each Party shall be free to utilize information or knowledge obtained pursuant to the Agreement in connection with the conduct by such Party for exploration or mining operations for its own benefit and account or for the benefit and account of any partnership, joint venture or corporation of which it is a partner or member.

Article 8

Area of Interest

8.01       Area of Interest. Subject to the provisions of this Agreement, both during the Option Period and subsequently, either Party may buy surface or mineral acreage, purchase prospecting permits from the Texas General Land Office, or lease surface or mineral acreage within the Area of Interest. The Party so purchasing or leasing such mineral or surface interest shall deliver notice to the other Patty within thirty (30} days of such acquisition stating the its position, the reason for its purchase or lease and the costs of the acquisition. The Party receiving such notice may add such acquisition to the Concession by, within thirty (30) days of receipt of such notice, delivering to the other Party its own notice indicating that such acquisition is to be added to the Concession, together with a certified check for the Party’s share of the costs of its purchase or lease (which for the avoidance of doubt, shall be proportionate to that Party’s then interest in the Concession). If a Party fails to deliver such notice and check to the other Party within such thirty (30) day period, the acquisition which was the subject of the original notice under this Section 8.01 shall not form part of the Concession and shall no longer be subject to this Agreement. Each acquisition so purchased or leased within the Area of Interest will be independently subject to the right of the other Party to add to the Concession, even though more than one such acquisition may be purchased or leased within the Area of Interest at the same time.

Article 9

Force Majeure

9.01       Suspension of obligations.

(a)

Notwithstanding any other provision of this Agreement. a Party will not be liable for any failure to perform, or delay in the performance of its obligations, under this Agreement if the failure or delay is caused, whether directly or indirectly, by a Force Majeure Event for as long as the Force Majeure Event continues, and no liability or claim shall result on account of a. failure of that Party to perform the obligations.

(b)

The Party unable to perform its obligations (“Affected Party”) must:

(i)	notify the other Party immediately of the Force Majeure Event, including describing the impact or anticipated impact of the Force Majeure Event on the Affected Party’s performance and its estimate of the likely duration of the Force Majeure Event;

(ii)	use its reasonable endeavours to continue or resume its performance in accordance with this Agreement as soon as possible, including:

(1)	using its reasonable endeavors to remedy or cause to be remedied any impact of the Force Majeure Event that is capable of remedy as quickly as possible; or

(2)	making alternative arrangements with a third party or parties to enable it to fulfil its obligations, provided those alternative arrangements are satisfactory to the other Party and do not involve any additional cost to the other Party (unless the other Party agrees otherwise); and

(3)	keep the other Party informed in relation to any change in its ability to continue or resume its performance.

(c)

An Affected Party is not obliged to undertake uneconomic measures so as to overcome a Force Majeure Event.

9.02       Extended Force Majeure: In the event that any Force Majeure Event cannot be removed, overcome or abated within 6 months (or such other period as the Parties shall mutually agree) from the date the Parties affected first became so affected, a meeting of the Parties will be convened for the purpose of considering the modification or termination of this Agreement.

Article 10

Indemnification

10.01       Indemnity.

(a)

USA Rare Earth shall and does hereby indemnify and save Texas Mineral Resources harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referrable to Mining Operations conducted by or on behalf of USA Rare Earth during the Option Period; provided. that Texas Mineral Resources shall not be indemnified for any loss, liability, claim, demand, damage, expense, suit, injury or death resulting from the gross negligence or willful misconduct of Texas Mineral Resources or any of its employees, agents or contractors. for further clarity, the Parties intend that USA Rare Earth shall be responsible for all liabilities, known or unknown, contingent or otherwise, which were incurred or arose during the Option Period, relating to or arising out of:

(i)	the conduct of all Mining Operations; and

(ii)	the environmental protection, clean-up, remediation, and reclamation in connection with the Concession including, but not limited to, the obligations and liabilities arising out of or related to:

(1)	the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

(2)	any failure to comply with all past, current or future governmental or regulatory authorizations, licenses,

(3)	permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities;

(4)	any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Concession; and

(5)	the long-term reclamation and remediation of the property subject to the Concession and the care and monitoring of the property subject to the Concession, and the posting and maintaining of bonds or other financial assurances required in connection therewith.

(b)

Each Party shall indemnify and save harmless the other, as well as its officers, directors, employees, agents and shareholders, from and against any and all claims, losses, liabilities, damages, fees, fines, penalties, interests, deficiencies, costs and expenses, of any nature or kind whatsoever, arising by virtue or in respect of any breach of covenant contained herein or failure to comply with any provision herein, or any inaccuracy, misstatement, misrepresentation or omission made by such party in connection with any matter set out herein, and any and all actions, suits, proceedings, demands, claims, costs, legal and other expenses related or incidental thereto.

(c)

Notwithstanding any other provision of this Agreement and any termination of this Agreement, the indemnities provided herein shall remain in full force and effect until all possible liabilities of the persons indemnified thereby are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by such indemnified persons from any other person.

Article 11

General Provisions

11.01       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

11.02       Dispute Resolution. The Parties hereby irrevocably and unconditionally (a) submit to the jurisdiction of the federal and state courts located within the geographical boundaries of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographical boundaries of the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution., that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

11.03       Entire Agreement. This Agreement supersedes all other prior oral or written agreements between the Parties, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the Exhibits and the instruments referenced herein and therein contain the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, no Party makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties, No provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

11.04       Notices.

(a)

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party}; or (iii) one (l) Business Day after deposit with an overnight courier service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Texas Mineral Resources:

Texas Mineral Resources Corp.

516 South Spring Avenue

Tyler, Texas 75702

Attention: Dan Gorski

Tel: +1 915 539-5494

Email: bluemtn@sbcglobal.net

with a copy to:

Thomas C. Pritchard

Brewer & Pritchard PC

800 Bering Dr. Suite 20 I

Houston, Texas 77057

713-809-2911

pritchard@bplaw.com

If to USA Rare Earth:

85 Broad Street, I 6th Floor

New York, NY 10004 USA

Attention: Pini Althaus

Tel: 212-739-0468

Email: pini@usarareearth.com

with a copy to:

Barnes & Thornburg LLP

2121 North Pearl Street, Suite 700

Dallas, Texas 75201

Attention: John Willding

Tel: 214-258-41 39

Email: john.willding@btlaw.com

or to such other address and/or email address and/or to the attention of such other Person as the recipient Party has specified by written notice given to each other Party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

11.05       No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

11.06       Further Assurances. The Parties hereto shall from time to time at the request of any of the other Parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

11.07       Counterparts. This Agreement may be executed by facsimile and in as many counterparts as are necessary md shall be binding on each Party when each Party hereto has signed and delivered one such counterpart. When a counterpart of this Agreement has been executed by each Patty, all counterparts together shall constitute one agreement.

11.08       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will he applied against any Party.

11.09       Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction

11.10       Descriptive Headings. Descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the 23rd day of August, 2019.

TEXAS MINERAL RESOURCES CORP.

By:	/s/ Daniel E. Gorski
Name:	Daniel E. Gorski
Title:	CEO

USA RARE EARTH, LLC

By:	/s/ Pini Althaus
Name:	Pini Althaus
Title:	Chief Executive Officer